News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC.

ANNOUNCES SECOND STOCK REPURCHASE PROGRAM

NEW BRUNSWICK, NEW JERSEY– November 19, 2007; Magyar Bancorp, Inc. (NASDAQ: MGYR) announced today that its Board of Directors on November 16, 2007 authorized a second stock repurchase program to repurchase up to 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company’s mutual holding company), or up to 129,924 shares.  The share repurchase program follows the completion of the Company’s previous share repurchase program, announced in April 2007, pursuant to which the Company repurchased 130,927 shares of its common stock.

There is no assurance that the company will repurchase shares during any period.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Magyar Bancorp, Inc. is the holding company for Magyar Bank, headquartered in New Brunswick, New Jersey, a community bank with $473.2 million in assets at September 30, 2007.  Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar Bank operates branch locations in Branchburg, New Brunswick, North Brunswick and South Brunswick. Visit Magyar Bank online at www.magbank.com.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB for the year ended September 30, 2006, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

Contact:  John Reissner, Vice President, Marketing Director, 732.214.2083